SEPARATION AGREEMENT AND GENERAL RELEASE

This SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) dated October 12, 2018, sets forth the agreement by and between Ann R. Hollins (the “Employee”) and Volt Information Sciences, Inc., a New York corporation (the “Company”), concerning the Employee’s employment with the Company.

1.	Separation.

The Employee’s employment with the Company will cease as of November 27, 2018 (or such other date as mutually agreed in writing by the Employee and the Company, the “Separation Date”).  Effective as of the Separation Date, the Employee’s employment pursuant to the employment agreement effective as of March 21, 2016 (the “Employment Agreement”), will cease to be of any further force and effect, except as specifically set forth herein, and the Employee will resign from all positions with the Company and its subsidiaries and affiliates (each entity individually, and collectively, the “Company Group”). The transition of substantially all duties is to occur by November 2, 2018, after which time Employee will no longer be required to physically report to work, but may be called upon by telephone, if and as necessary until Separation Date, to ensure the professional transition of current responsibilities.

2.	Rights and Continuing Obligations Unrelated to this Agreement.

(a)          Regardless of whether the Employee enters into this Agreement, on the next payroll date following the Separation Date (or sooner if required by law), the Company will pay the Employee for (i) all base salary earned through the Separation Date; and (ii) any unused accrued vacation.

(b)          The Employee acknowledges and agrees that, except as provided in this Section 2, the Employee’s participation as an active employee under any benefit plan, program, policy or arrangement sponsored or maintained by the Company Group will cease and be terminated as of the Separation Date.  The Employee will be given separate information regarding (i) her right to continue coverage under the Company’s group medical plans following the date her coverage would otherwise cease, as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), (ii) her rights with respect to her participation in the Company’s 401(k) plan, and (iii) any rights she may have to convert group participation in Company plans to individual policies.

(c)          Regardless of whether the Employee executes this Agreement, following the termination of the Employee’s employment for any reason, the following obligations in the Employment Agreement (collectively, the “Continuing Obligations”) will continue according to their terms as if set forth in their entirety herein:

(i)          Section 4 – Compensation – the last sentence regarding recovery of compensation pursuant to Sarbanes-Oxley or Dodd-Frank or any rules or regulations promulgated in connection therewith;

(ii)          Section 8 – Confidential Information;

(iii)          Section 9 – Restrictive Covenants;

(iv)          Section 10 – Inventions;

(v)          Section 11 – Enforcement;

(vi)          Section 12 – Return of Property; and

(vii)          Section 15 – Agreement to Arbitrate Disputes (which shall apply to this Agreement as well).

3.	The Severance Package.

Subject to the terms of this Agreement, in consideration of the General Release (as defined below), and provided that the Employee remains in continuous compliance with the terms of this Agreement (including, but not limited to, Section 7 hereof), the Company agrees to the following:

(a)          The Severance Payment.  The Company will pay to the Employee the sum of Three Hundred and Forty Thousand Dollars ($340,000), less applicable withholdings and deductions (the “Severance Payment”).  The Severance Payment will be paid to the Employee in equal installments over twelve (12) months in accordance with the Company’s regular payroll practices commencing on the first payday that occurs following the Payment Vesting Date (as defined in this Agreement).

(b)          Incentive Bonus Payment - 2018.  The Company will pay to the Employee an incentive award under the Company’s Annual Incentive Plan (the “Volt AIP”) for the 2018 fiscal year of $46,410, in full and final satisfaction of Employee’s rights under Section 6.6(c) of the Employment Agreement, less applicable withholdings and deductions, and payable when annual incentive awards under the Volt AIP are paid to other senior executives of the Company.  Employee acknowledges that the Volt AIP is a production bonus and not an attendance bonus.

(c)          Incentive Bonus Payment – 2019 Replacement.  The Company will pay to the Employee, in lieu of any pro-rated incentive award under the Volt AIP for the 2019 fiscal year, and in full and final satisfaction of Employee’s rights under Section 6.6(b) of the Employment Agreement, a one-time cash amount of $13,974 (the “2019 Replacement Payment”).  The 2019 Replacement Payment will be paid to the Employee in a lump sum in accordance with the Company’s regular payroll practices commencing on the first payday that occurs following the Payment Vesting Date (as defined in this Agreement).

(d)          Unvested Equity.  Employee and the Company hereby agree that, except as noted in the proviso below, all of Employee’s outstanding and unvested stock options, restricted stock units and performance stock units shall be cancelled and forfeited, effective as of the effective date of the Release; provided, however, subject to Employee’s compliance with Section 4 of this Agreement, 20,000 restricted stock units (the “Retained RSUs”) shall remain outstanding until March 15, 2019, and in the event of a Change in Control (as defined in the 2015 Equity Incentive Plan (the “Plan”)), Employee shall have the rights set forth in Section 14(a) and (b) of the Plan with respect to such Retained RSUs.  If such event does not occur, the Retained RSUs shall be cancelled and forfeited on March 16, 2019.sss

(e)          COBRA Payment.  If the Employee elects to continue health coverage pursuant to COBRA, the Company will pay to the Employee an amount equal to the product of (i) the estimated cost of the Company’s portion of the monthly COBRA premium, multiplied by (ii) 12 (the “COBRA Payment”).  The COBRA Payment shall be paid on the first payday that occurs following the Payment Vesting Date.

The benefits described in this Section 3(a)-(e) are collectively referred to herein as the “Severance Package”.

4.	Release of Claims.

Notwithstanding anything to the contrary in this Agreement, the Company will not be obligated to provide any portion of the Severance Package unless and until (i) the Employee executes and delivers to the Company the Release of Claims attached hereto as Exhibit A, (the “General Release”) in the time frame required therein, and (ii) such General Release becomes effective and irrevocable by the Employee under all applicable law and its terms.

5.	Non-Disparagement and Confidentiality.

The Employee agrees that she will not make or cause to be made any negative, adverse or derogatory comments or communications that could constitute disparagement of any member of the Company Group or their respective officers or directors, or that may be considered to be derogatory or detrimental to the good name or business reputation of any of the foregoing, including but not limited to the business affairs, financial condition or prospects of any of the Company Group, including, without limitation, comments to any media outlet, industry group, financial institution, client, customer or employee of the Company Group.  The Company agrees that no current executive officer will make, or cause to be made, any defamatory or derogatory comments about the Employee to any third party.  Employee specifically agrees that she wishes to keep the underlying facts or circumstances underlying claims for sexual harassment or discrimination confidential, and will maintain confidentiality with respect to such alleged facts and circumstances, if any.

6.	Cooperation.

In consideration for the Severance Package, following the Separation Date, the Employee agrees to comply with the Company’s reasonable and periodic requests for information and assistance, including but not limited to, providing information and furnishing documentation related to matters which the Employee has knowledge, or should have knowledge, by virtue of her employment with the Company; provided, however, the Company shall keep any such requests minimal.

7.	Enforcement.

Employee and the Company acknowledge that the obligations as set forth in this Agreement (including the surviving obligations of the Employment Agreement as set forth herein) are reasonable and necessary for the protection of the Company and Employee and that the Company and Employee may be irrevocably damaged if such obligations are not specifically enforced.  Accordingly, the parties agree that, in addition to any other relief to which the Company or Employee may be entitled in the form of damages (including, but not limited to, the Company ceasing to provide any remaining portion of the Severance Package), the parties shall be entitled to seek and obtain injunctive relief (without the necessity of posting bond) from a court of competent jurisdiction for the purpose of restraining the other party from any actual or threatened breach of such obligations.

8.	Miscellaneous.

(a)          Severability and Reformation.  Each of the provisions of this Agreement constitutes independent and separable covenants.  Any portion of this Agreement that is determined by a court of competent jurisdiction to be overly broad in scope, duration or area of applicability or in conflict with any applicable statute or rule will be deemed, if possible, to be modified or altered so that it is not overly broad or in conflict or, if not possible, to be omitted from this Agreement.  The invalidity of any portion of this Agreement will not affect the validity of the remaining sections of this Agreement.

(b)          No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion will not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(c)          Successors and Assigns.  This Agreement and any rights herein granted are personal to the parties hereto and will not be assigned or otherwise transferred by either party without the prior written consent of the other party, and any attempt at violative assignment or any other transfer, whether voluntary or by operation of law, will be void and of no force and effect, except that this Agreement may be assigned by the Company to any successor in interest to the business of the Company.  This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors, affiliates and any person or other entity that succeeds to all or substantially all of the business, assets or property of the Company.  This Agreement and all of the Employee’s rights hereunder shall inure to the benefit of and be enforceable by the Employee’s heirs and estate.

(d)          No Conflict; Governing Law.  Each party represents that the performance of all of the terms of this Agreement will not result in a breach of, or constitute a conflict with, any other agreement or obligation of that party.  This Agreement is made in, governed by, and is to be construed and enforced in accordance with the internal laws of the State of New York, without giving effect to conflict of law principles that would require application of the laws of another jurisdiction.

(e)          Taxes.

(i)          All payments made by the Company to the Employee pursuant to this Agreement will be reduced by applicable tax withholdings and any other deductions as required by law.

(ii)          Code Section 409A.  The intent of the parties is that payments and benefits under this Agreement shall comply with or be exempt from Internal Revenue Code Section 409A and applicable guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith.  In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on the Employee by Code Section 409A or any damages for failing to comply with Code Section 409A.  To the extent any taxable expense reimbursement or in-kind benefits under this Agreement is subject to Code Section 409A, the amount thereof eligible in any calendar year shall not affect the amount eligible for any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the year in which the Employee incurred such expenses, and in no event shall any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit.  Notwithstanding any provisions of this Agreement to the contrary, if the Employee is a “specified employee” (within the meaning of Code Section 409A and determined pursuant to any policies adopted by the Company consistent with Code Section 409A), at the time of the Employee’s separation from service (as defined in Code Section 409A), and if any portion of the payments or benefits to be received by the Employee upon separation from service would be considered deferred compensation under Code Section 409A and cannot be paid or provided to the Employee without the Employee incurring taxes, interest or penalties under Code Section 409A, amounts that would otherwise be payable pursuant to this Agreement and benefits that would otherwise be provided pursuant to this Agreement, in each case, during the six-month period immediately following the Employee’s separation from service will instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of the Employee’s separation from service or (ii) the Employee’s death.  Each payment under this Agreement is intended to be a “separate payment” and not one of a series of payments for purposes of Code Section 409A.

(f)          Notices.  All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid or by overnight courier, and addressed to the intended recipient at the addresses maintained in the Company’s records.  Notices sent to the Company should be directed to:

Nancy T. Avedissian, SVP & General Counsel
Volt Information Sciences, Inc.
2401 North Glassell Street
Orange, CA  92865
navedissian@volt.com

(g)          Counterpart Agreements.  This Agreement may be executed in counterparts, and each counterpart will be deemed an original for all purposes.

(h)          Captions and Headings.  The captions and headings are for convenience of reference only and will not be used to construe the terms or meaning of any provisions of this Agreement.

(i)          Entire Agreement.  This Agreement and the General Release, together with the surviving obligations of the Employment Agreement as set forth herein, set forth the entire agreement between the parties with respect to the subject matter hereof, and all references to either document shall be deemed to be a reference to both.  This Agreement supersedes any and all prior understandings and agreements between the parties and neither party will have any obligation toward the other except as set forth herein.  Without limiting the generality of the foregoing, the Employee agrees that the execution of this Agreement and the payments made hereunder will constitute satisfaction in full of the Company’s obligations to the Employee under any and all plans, programs or arrangements of the Company under which the Employee may be entitled to payments and/or benefits in connection with the termination of her employment.  This Agreement may not be superseded, amended, or modified except in writing signed by both parties.

9.	Consideration Period.

By signing this Agreement and the General Release in the space indicated, the Employee is confirming her acceptance of the terms and conditions set forth herein and is acknowledging the following:

(a)          The obligations as set out in the General Release represent a complete waiver and release of all rights and claims that the Employee has against the Released Parties (as defined in the General Release). Accordingly, the Employee understands her obligation to review this Agreement and the General Release carefully before signing. The Employee further acknowledges and agrees that the consideration provided for herein is adequate consideration for the Employee’s obligations under the General Release.

(b)          The Employee understands that she may not sign this Agreement until the Separation Date, and that she can take up to fifty three (53) days from the Separation Date (the “Consideration Period”) to consider its meaning and effect and to determine whether she wishes to enter into it by signing this Agreement in the space provided below.  Before signing this Agreement and the General Release, the Employee is advised to consult with an attorney.  If the Employee chooses to sign this Agreement and the General Release before the end of the Consideration Period, she is doing so voluntarily.

(c)          The Employee may revoke her signature of the General Release within seven (7) days after signing it (the “Revocation Period”).  Any revocation of this Agreement is requested to be in writing.

(d)          The Employee will forward the original of this Agreement once signed by her, as well as any notice of her desire to revoke her signature, to:

Nancy T. Avedissian
Volt Information Sciences, Inc.
2401 North Glassell Street
Orange, CA 92865
navedissian@volt.com

The Employee shall also send a copy of this Agreement and the General Release, once signed, and any notice of her intention to revoke the General Release in pdf format via email to the above address.

(e)          The Employee understands that if she fails to sign this Agreement and the General Release as required, or she signs but exercises her right to revoke her signature on the General Release, her right to receive the Severance Package will not vest and will not become due and owing to her.  The day following the day the Revocation Period expires without revocation will be the “Payment Vesting Date.”  Any portion of the Severance Payment that otherwise would have been paid immediately after the Separation Date but before the Payment Vesting Date will be paid in a lump sum on the first date on which the Company commences paying the Severance Payment.  Where the period available to execute (and to not revoke) the General Release spans more than one calendar year, no portion of the Severance Package shall be paid until the second calendar year.

10.	Protected Disclosures.

(a)          Nothing in this Agreement or in any other document, agreement or policy relating to the Employee’s employment by the Company prohibits or restricts the Employee or the Company from disclosing relevant and necessary information or documents in any action, investigation or proceeding relating to Employee’s employment by the Company, or initiating communications directly with, cooperating with, providing relevant information to, testifying before, or otherwise assisting in an investigation or proceeding by any governmental or regulatory body; provided that, if and to the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, the Employee shall give prompt written notice to the Company to permit the Company to protect its interests in confidentiality to the fullest extent possible.

(b)          The Employee cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  As a result, the Company and the Employee shall have the right to disclose trade secrets in confidence to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law.

(c)          Both the Company and the Employee also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(d)          Nothing in this Agreement is intended to conflict with that right or to create liability for disclosures of trade secrets that are expressly allowed by the foregoing.

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Signatures on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year written below.

Volt Information Sciences, Inc.

/s/ Linda Perneau	Date: November 30, 2018
Linda Perneau
Chief Executive Officer

ANN R. HOLLINS

/s/ Ann R. Hollins	Date: November 28, 2018

EXHIBIT A

RELEASE OF CLAIMS

1.
Terms of Release.  This Release of Claims (this “General Release”) is being executed by Ann R. Hollins (“the Employee”) for the benefit of Volt Information Sciences, Inc. (the “Company”) and the other Released Parties (as defined below), pursuant to the terms of the Agreement to which this General Release is attached, which provides the Employee with certain significant benefits, subject to the Employee’s executing this General Release.

2.
General Release.  In exchange for and in consideration of the Severance Package described in the Agreement, the Employee, on behalf of herself, her agents, representatives, administrators, receivers, trustees, estates, spouse, heirs, devisees, assignees, transferees, legal representatives and attorneys, past or present (collectively the “Releasors”), hereby irrevocably and unconditionally releases, discharges, and acquits all of the Released Parties from any and all claims, promises, demands, liabilities, contracts, debts, losses, damages, attorneys’ fees and causes of action of every kind and nature, known and unknown, which the Employee may have against them at any time up to the date the Employee signs this General Release in the space provided below, including but not limited to causes of action, claims or rights arising out of, or which might be considered to arise out of or to be connected in any way with: (a) the Employee’s employment with the Company or any of its subsidiaries or the termination thereof; (b) any treatment of the Employee by any of the Released Parties, which includes, without limitation, any treatment or decisions with respect to hiring, placement, promotion, work hours, discipline, transfer, termination, compensation, performance review or training; (c) any damages or injury that the Employee may have suffered, including without limitation, emotional or physical injury, or compensatory damages (but excluding any claims for workers’ compensation benefits); (d) employment discrimination, which shall include, without limitation, any individual or class claims of discrimination on the basis of age, disability, sex, race, religion, national origin, citizenship status, marital status, sexual orientation, or any other basis whatsoever; and (e) all such other claims that the Employee could assert against any, some, or all of the Released Parties.

3.
Broad Construction.  This General Release shall be construed as broadly as possible and shall also extend to release each and all of the Released Parties, without limitation, from any and all claims that the Employee or any of the Releasors has alleged or could have alleged, whether known or unknown, based on acts, omissions, transactions or occurrences which occurred up to the date the Employee signs this General Release in the space provided below, including but not limited to any violation(s) of any of the following, in each case, as amended: the National Labor Relations Act; Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act of 1990); the Civil Rights Act of 1991; Sections 1981-1988 of Title 42 of the United States Code; the Equal Pay Act; the Employee Retirement Income Security Act of 1974; the Immigration Reform and Control Act; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Sarbanes-Oxley Act of 2002; any other federal, state, local or foreign law, ordinance and/or regulation; any public policy, whistleblower, contract, tort, or common law claim; and any demand for costs or litigation expenses, including but not limited to attorneys’ fees.  The payments and other rights of the Employee expressly provided under the Agreement, as well as any rights that the Employee may have to be indemnified by the Company pursuant to the Company’s Certificate of Incorporation, by-laws, under applicable provisions of New York law, or under any applicable insurance policy, including, but not limited to, directors and officers liability insurance policies, are excluded from this General Release.

4.
Released Parties.  The term “Released Parties” or “Released Party” as used herein shall mean and include: (a) the Company; (b) the Company’s former and current parents, subsidiaries, affiliates, shareholders and lenders; (c) each predecessor, successor and affiliate of any entity listed in clauses (a) and (b); and (d) each former and current officer, director, agent, representative, employee, owner, shareholder, partner, joint venturer, fiduciary, employee benefit plan, employee benefit plan administrator, and of any of the persons or entities listed in clauses (a) through (c).

5.
Rights Reserved.  Nothing in this General Release shall prohibit or restrict the Employee from responding to any inquiry, or otherwise communicating with, any federal, state or local administrative or regulatory agency or authority, including, but not limited to, the Securities and Exchange Commission (SEC), the Equal Employment Opportunity Commission (EEOC) or the National Labor Relations Board (NLRB), if applicable to her employment, about the Agreement or this General Release or its underlying facts and circumstances or filing a charge with or participating in an investigation conducted by any governmental agency or authority; however, the Agreement and this General Release do prevent the Employee, to the maximum extent permitted by law, from obtaining any monetary or other personal relief for any of the claims she has released in this General Release.  This General Release shall not affect the Employee’s rights under the Older Workers Benefit Protection Act of 1990 (“OWBPA”) to have a judicial determination of the validity of this General Release and does not purport to limit any right the Employee may have to file a charge under the ADEA or other civil rights statute or to participate in an investigation or proceeding conducted by the EEOC or other investigative agency.  This General Release does, however, waive and release any right to recover damages under the ADEA or other civil rights statute.

6.
OWBPA and ADEA Release.  Pursuant to the OWBPA, the Employee understands and acknowledges that by executing this General Release and releasing all claims against each and all of the Released Parties, she has waived any and all rights or claims that she has or could have against any Released Party under the Age Discrimination in Employment Act (“ADEA”), which includes, but is not limited to, any claim that any Released Party discriminated against the Employee on account of her age.

7.
Representations by the Employee.  The Employee confirms that no claim, charge, or complaint against any of the Released Parties has been brought by her before any federal, state, or local court or administrative agency.  The Employee represents and warrants that she has no knowledge of any improper or illegal actions or omissions by the Company or any of its affiliates or subsidiaries.  This expressly includes, but is not limited to, any and all conduct that potentially could give rise to claims under the Sarbanes-Oxley Act of 2002 (Public Law 107-204).

8.
No Admission of Liability.  The Employee agrees that neither this General Release nor the furnishing of the consideration for this General Release as set forth in the Agreement shall be deemed or construed at any time for any purpose as an admission by the Released Parties of any liability or unlawful conduct of any kind.

9.
Governing Law.  This General Release shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflict of law provisions that would require application of the laws of a different jurisdiction.  If any provision of this General Release is declared legally or factually invalid or unenforceable by any arbitrator or court of competent jurisdiction and cannot be modified to be enforceable to any extent or in any application that is acceptable to the Company, then, in the discretion of the Company, such provision immediately may be deemed become null and void, leaving the remainder of this General Release in full force and effect.

10.
Prior Agreements.  This General Release, together with the Agreement to which it is attached (and including the surviving obligations of the Employment Agreement as set forth therein), sets forth the entire agreement between the Employee and the Company and supersedes any and all prior agreements or understandings, whether written or oral, between the parties, except as otherwise specified in this General Release.  The Employee acknowledges that she has not relied on any representations, promises, or agreements of any kind made to her in connection with her decision to sign this General Release, except for those set forth in the Agreement and this General Release.

11.	Amendment. This General Release may not be amended except by a written agreement signed by both parties, which specifically refers to this General Release.

12.
Counterparts; Execution Signatures.  This General Release may be executed in counterparts, each of which when so executed and delivered shall be deemed to be an original and both of which when taken together shall constitute the same agreement.

13.
Consideration Period.  By signing the Agreement and this General Release in the space indicated, the Employee is confirming her acceptance of the terms and conditions set forth herein and is acknowledging the following:

(a)
This General Release represents a complete waiver and release of all rights and claims that the Employee has against the Released Parties.  Accordingly, the Employee understands her obligation to review this General Release carefully before signing.

(b)
The Employee understands that she can take up to sixty (60) days from her Separation Date (the “Consideration Period”) to consider its meaning and effect and to determine whether or not she wishes to enter into it.  Before signing this General Release, the Employee is advised to consult with an attorney.  If the Employee chooses to sign the Agreement and this General Release before the end of the Consideration Period, she is doing so voluntarily.

(c)
In addition, the Employee may revoke her signature within seven (7) days after signing this General Release (the “Revocation Period”).  Any revocation of the General Release is requested to be in writing.

(d)
The Employee understands that if she fails to sign the Agreement and this General Release as required, or she signs but exercises her right to revoke her signature on this General Release, her right to receive the Severance Package will not vest and will not become due and owing to her.

(e)	The Employee will forward the Agreement and this General Release once signed by her, as well as any notice of her desire to revoke her signature, to:

Nancy T. Avedissian, SVP & General Counsel
Volt Information Sciences, Inc.
2401 North Glassell Street
Orange, CA 92865
navedissian@volt.com

IN WITNESS WHEREOF, ANN R. HOLLINS has executed this General Release as of the date set forth below.

ANN. R HOLLINS

/s/ Ann R. Hollins

Date: November 28, 2018